Exhibit 99.1

Pattern Energy Reports Second Quarter 2017 Financial Results

- Increases dividend to $0.42 per Class A common share for Q3 2017 -

SAN FRANCISCO, California, August 8, 2017 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2017 second quarter.

Highlights
(Comparisons made between fiscal Q2 2017 and fiscal Q2 2016 results, unless otherwise noted)

•	Proportional gigawatt hours ("GWh") sold of 2,112 GWh, up 23%

•	Net cash provided by operating activities of $113.4 million, up 105%

•	Cash available for distribution ("CAFD") of $49.2 million, up 39% and on track to meet full year guidance(1)

•	Net loss of $14.7 million, an improvement of 6%

•	Adjusted EBITDA of $91.9 million, up 17%

•	Revenue of $107.8 million, up 15%

•
Declared a third quarter dividend of $0.4200 per Class A common share or $1.68 on an annualized basis, subsequent to the end of the period, representing a 0.5% increase over the previous quarter’s dividend

•
Announced increased opportunities for growth and improved alignment with Pattern Development(2) as it secured up to $1 billion in long-term funding commitments to expand its development business to 10 gigawatts ("GW"), including a $60 million minority investment made by Pattern Energy for an approximate 20% interest in Pattern Development 2.0, ensuring the Company access to an exclusive project pipeline and enhancing alignment with the development business

•
Announced a strategic co-investment relationship with the Public Sector Pension Investment Board ("PSP Investments") in which PSP Investments will co-invest up to $500 million in projects acquired by Pattern Energy under the Company's right-of-first-offer ("ROFO") with Pattern Development

•	Announced Pattern Energy will acquire the Meikle and Mont Sainte-Marguerite projects with PSP Investments, and sell a partial interest in the Panhandle 2 Wind project to PSP Investments
“Our high-quality fleet continues to perform well which allowed us to deliver a strong quarter with CAFD in line with our expectation and on track for our 2017 CAFD guidance(1),” said Mike Garland, President and CEO of Pattern Energy. “We have designed the business and deployed a strategy to produce and grow stable, sustainable CAFD. Our announcements in June support and expand on this strategy. The investment in development has increased our opportunity set and improved our alignment with our development affiliate. This relationship has been validated by the participation of PSP Investments, a pension investment manager that is a recognized leader in renewable energy investments. The net result of these major initiatives is that Pattern Energy is stronger today, with access to a larger pipeline, higher returns through our direct involvement in the development business, improved alignment with both the development business and our new shareholder, PSP Investments, through the co-investment relationship, as well as access to capital to fund growth without relying solely on debt or equity.”
(1) The forward looking measure of 2017 full year cash available for distribution (CAFD) is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2017 Quarterly Report on Form 10-Q for the period ended June 30, 2017.
(2) In December 2016, Pattern Energy Group LP ("Pattern Development 1.0") formed Pattern Energy Group 2 LP ("Pattern Development 2.0"), and together such companies are referred to as "Pattern Development".

Financial and Operating Results
Pattern Energy sold 2,111,627 megawatt hours ("MWh") of electricity on a proportional basis in the second quarter of 2017 compared to 1,715,286 MWh sold in the same period last year. Pattern Energy sold 4,135,510 MWh of electricity on a proportional basis for the six months ended June 30, 2017 (YTD 2017) compared to 3,515,871 MWh sold in the same period last year. The 23% increase in the quarterly period was primarily attributable to favorable wind conditions in the current period compared to the same period in 2016, the acquisition of Broadview in the second quarter 2017 and the acquisition of Armow in the fourth quarter of 2016. Overall, wind and production were below the Company's expectation for the second quarter compared to its long-term forecast.
Net cash provided by operating activities was $113.4 million for the second quarter of 2017 compared to $55.3 million for the same period last year. Net cash provided by operating activities was $157.2 million for YTD 2017 compared to $70.0 million for the same period last year. The $58.2 million improvement in the quarterly period was primarily due to higher revenues of $9.7 million (excluding unrealized loss on energy derivative and amortization of PPAs) and increases of $7.4 million in cash receipts due to timing of collections from trade receivables, $14.8 million from distributions from unconsolidated investments, $26.3 million from increased payables and accrued liabilities primarily due to the timing of payments, as well as, $5.2 million from higher accrued interest associated primarily with the timing of payments on its unsecured senior notes due in 2024. These increases to net cash from operating activities were partially offset by increases of $4.6 million in transmission cost and $4.2 million in operating expenses.
Cash available for distribution was $49.2 million for the second quarter of 2017 compared to $35.5 million for the same period last year. Cash available for distribution was $94.4 million for YTD 2017 compared to $76.5 million for the same period in the prior year. The $13.7 million increase, or approximately 39%, in the quarterly period was primarily due to a $9.7 million increase in revenues (excluding unrealized loss on energy derivative and amortization of PPAs), an $8.3 million network upgrade reimbursement primarily related to the Broadview project, and a $7.1 million increase in total distributions from unconsolidated investments. These increases were partially offset by increases of $4.2 million in operating expense, $4.6 million in transmission cost and $2.2 million in distributions to noncontrolling interests.
Net loss was $14.7 million in the second quarter of 2017, compared to a net loss of $15.6 million for the same period last year. Net loss was $12.1 million for YTD 2017 compared to $44.7 million in the same period last year. The 6% improvement in the quarterly period was primarily attributable to an increase in revenues of $14.3 million and a decrease of $3.5 million in other expense. These contributions were partially offset by increased cost of revenue of $9.6 million primarily due to Broadview which was acquired during the second quarter 2017, and increased operating expenses of $4.2 million.
Adjusted EBITDA was $91.9 million for the second quarter of 2017 compared to $78.6 million for the same period last year. Adjusted EBITDA was $190.1 million for YTD 2017 compared to $156.7 million for the same period last year. The 17% increase in the quarterly period was primarily due to a $9.7 million increase in revenues (excluding unrealized loss on energy derivative and amortization of PPAs) and an $11.3 million increase in our proportionate share of Adjusted EBITDA from unconsolidated investments. These increases were partially offset by increases of $4.6 million in transmission cost and $4.2 million in operating expenses.
2017 Financial Guidance
Pattern Energy is re-confirming its targeted annual cash available for distribution for 2017 within a range of $140 million to $165 million, representing an increase of 15% at the midpoint of the range, compared to cash available for distribution in 2016. As noted above, forward-looking cash available for distribution is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort for the reasons stated above.
Quarterly Dividend
Pattern Energy declared an increased dividend for the third quarter 2017, payable on October 31, 2017, to holders of record on September 29, 2017 in the amount of $0.4200 per Class A common share, which represents $1.68 on an annualized basis. This is a 0.5% increase from the second quarter 2017 dividend of $0.4180.
Project Acquisitions and Divestment
Pattern Energy will acquire interests in the Meikle and Mont Sainte-Marguerite projects and will sell a partial interest in the Panhandle 2 project. These three projects are also the first co-investment projects with PSP Investments.

Meikle
Meikle will be jointly owned by Pattern Energy and PSP Investments. The 179 MW facility, located in the Peace River Regional District of British Columbia, commenced commercial operations in the first quarter of 2017 and operates under a 25-year power purchase agreement with BC Hydro, which has a AAA/Aaa credit rating.

Pattern Energy will acquire its 51% interest in Meikle for a total investment of approximately $65 million(1), which represents a CAFD multiple of 10x of the project’s five-year average CAFD(2). The acquisition will be funded with available liquidity and is expected to close in the coming days, subject to customary closing conditions.

Mont Sainte-Marguerite
Mont Sainte-Marguerite will be jointly owned by Pattern Energy and PSP Investments. The 143 MW facility, located in the Chaudière-Appalaches region south of Québec City, is expected to commence commercial operations in late 2017 and operate under a 25-year power purchase agreement with Hydro-Québec, which has a A+/Aa2 credit rating.

Pattern Energy will acquire its 51% interest in Mont Sainte-Marguerite for a total investment of approximately $40 million(1), which represents a CAFD multiple of 10x of the five-year average CAFD(2). The acquisition is expected to close within 160 days, following the commencement of commercial operations and subject to customary closing conditions. It will be funded at the time of closing using available liquidity.

Panhandle 2
Pattern Energy has agreed to sell 49% of the Class B interests in its Panhandle 2 project to PSP Investments. The 182 MW facility, located in Carson County, Texas, commenced commercial operations in the fourth quarter of 2014 and approximately 80% of its production is under a contracted hedge with Morgan Stanley.

Pattern Energy will receive $59 million from PSP Investments in return for 49% of the Class B ownership in the project, which represents a cash gain of 20% over the Company’s net investment basis and implies a CAFD multiple(2) of more than 12x on the five-year average CAFD(2). The acquisition is, subject to customary closing conditions, expected to close within 90 days.

(1)	Based on a CAD to USD exchange rate of $1.32

(2)
This forward looking measure of five-year average annual purchase price multiple of CAFD contribution from the Meikle, Mont Sainte-Marguerite and Panhandle 2 projects is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found on page 60 of Pattern Energy’s 2016 Annual Report on Form 10-K.

Acquisition Pipeline
Pattern Development has expanded its pipeline to 10 GW of development projects, all of which are subject to Pattern Energy's ROFO rights.
Pattern Energy has a ROFO on a pipeline of acquisition opportunities from Pattern Development. The identified ROFO list stands at 1,016 MW of total owned capacity. This list of identified ROFO projects represents a portion of the Pattern Development's 10 GW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased, or agreed to purchase, 1,358 MW from Pattern Development 1.0 and in aggregate grown the identified ROFO list from 746 MW to more than 2 GW. Below is a summary of the identified ROFO projects that Pattern Energy expects to acquire from Pattern Development in connection with Pattern Energy's project purchase rights:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start (1)	Commercial Operations (2)	Contract Type	Rated (3)	Pattern Development- Owned (4)
Pattern Development 1.0 Projects
Otsuki Wind	Operational	Japan	n/a	2006	PPA	12	12
Kanagi Solar	Operational	Japan	2014	2016	PPA	10	6
Futtsu Solar	Operational	Japan	2014	2016	PPA	31	20
Conejo Solar(5)	Operational	Chile	2015	2016	PPA	104	104
El Cabo	In construction	New Mexico	2016	2017	PPA	298	125
Belle River	In construction	Ontario	2016	2017	PPA	100	43
Ohorayama	In construction	Japan	2016	2018	PPA	33	33
North Kent	In construction	Ontario	2017	2018	PPA	100	35
Henvey Inlet	Late stage development	Ontario	2017	2019	PPA	300	150
Tsugaru	Late stage development	Japan	2017	2020	PPA	122	103
Sumita	Late stage development	Japan	2019	2021	PPA	100	62
Pattern Development 2.0 Projects
Stillwater Big Sky	Late stage development	Montana	2017	2018	PPA	79	67
Crazy Mountain	Late stage development	Montana	2017	2019	PPA	80	68
Grady	Late stage development	New Mexico	2018	2019	PPA	220	188
						1,589	1,016

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Pattern Development-Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development 1.0's or Pattern Development 2.0's percentage ownership interest in the distributable cash flow of the project.

(5)
From time to time, we conduct strategic reviews of our markets. We have been conducting a strategic review of the market, growth, and opportunities in Chile. In the event we believe we can utilize funds that have already been invested in Chile or funds that might otherwise be invested in Chile in a more productive manner elsewhere that could generate a higher return on investment, we may decide to exit Chile for other opportunities with greater potential. In addition, Pattern Development 1.0 is also concurrently exploring strategic alternatives for its assets in Chile.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net income (loss) to Adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$113,431	$55,255	$157,183	$69,976
Changes in operating assets and liabilities	(61,379)	(13,654)	(47,956)	5,313
Network upgrade reimbursement	8,273		8,590	—
Release of restricted cash to fund project and general and administrative costs	—	—	—	590
Operations and maintenance capital expenditures	(117)	(516)	(263)	(746)
Distributions from unconsolidated investments	4,185	11,960	8,390	31,774
Other	4,808	52	1,376	65
Less:
Distributions to noncontrolling interests	(6,517)	(4,270)	(9,164)	(8,187)
Principal payments paid from operating cash flows	(13,445)	(13,319)	(23,771)	(22,262)
Cash available for distribution	$49,239	$35,508	$94,385	$76,523

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net loss	$(14,684)	$(15,646)	$(12,145)	$(44,694)
Plus:
Interest expense, net of interest income	24,238	21,008	46,299	41,323
Tax provision	4,541	1,429	9,316	2,727
Depreciation, amortization and accretion	52,752	45,835	99,979	91,219
EBITDA	66,847	52,626	143,449	90,575
Unrealized loss on energy derivative (1)	4,663	9,327	7,021	14,152
Loss on undesignated derivatives, net	4,751	5,879	5,399	19,510
Net (gain) loss on transactions	807	72	1,119	39
Adjustments from unconsolidated investments	—	(9,422)	—	(11,134)
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	9,498	7,925	18,838	15,144
Depreciation, amortization and accretion	8,575	6,671	17,029	12,964
(Gain) loss on undesignated derivatives, net	(3,272)	5,555	(2,788)	15,471
Adjusted EBITDA	$91,869	$78,633	$190,067	$156,721

(1)	Amount is included in electricity sales on the consolidated statements of operations.
Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time, today, August 8, 2017. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 58626636. The replay recording will be available until 11:59 p.m. Eastern Time, August 29, 2017.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.

About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 20 wind power facilities, including the two projects it has agreed to acquire, with a total owned interest of 2,736 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the ability to achieve the 2017 cash available for distribution target, the five year average annual CAFD generated by Meikle, Mont-Sainte Marguerite and Panhandle 2, the ability for the company’s initiatives to make the Company stronger with access to a larger pipeline, potentially higher returns, and access to capital without relying solely on debt or equity, investment in Pattern Development 2.0 to ensure the Company access to an exclusive project pipeline and enhance alignment with the development business, the ability to consummate the acquisitions of Meikle and Mont Sainte-Marguerite and sell a partial interest in Panhandle 2, the outlook for renewable energy, and the ability of the Company’s business model to deliver sustainable and growing returns for the Company’s shareholders. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$162,600	$83,932
Restricted cash	13,137	11,793
Funds deposited by counterparty	34,436	43,635
Trade receivables	48,331	37,510
Derivative assets, current	18,680	17,578
Prepaid expenses	11,787	13,803
Deferred financing costs, current, net of accumulated amortization of $10,606 and $9,350 as of June 30, 2017 and December 31, 2016, respectively	2,461	2,456
Other current assets	12,658	7,350
Total current assets	304,090	218,057
Restricted cash	17,410	13,646
Property, plant and equipment, net	3,682,269	3,135,162
Unconsolidated investments	240,561	233,294
Derivative assets	16,058	26,712
Deferred financing costs	4,023	4,052
Net deferred tax assets	4,387	5,559
Finite-lived intangible assets, net	110,617	91,895
Other assets	24,864	24,390
Total assets	$4,404,279	$3,752,767

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	June 30,	December 31,
	2017	2016
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$64,974	$31,305
Accrued construction costs	4,146	1,098
Counterparty deposit liability	34,436	43,635
Accrued interest	18,222	9,545
Dividends payable	36,991	35,960
Derivative liabilities, current	11,340	11,918
Revolving credit facility	60,000	180,000
Current portion of long-term debt, net	54,975	48,716
Other current liabilities	9,121	4,698
Total current liabilities	294,205	366,875
Long-term debt, net	1,711,670	1,334,956
Derivative liabilities	24,171	24,521
Net deferred tax liabilities	43,559	31,759
Finite-lived intangible liability, net	52,929	54,663
Contingent liabilities	58,346	576
Other long-term liabilities	91,685	60,673
Total liabilities	2,276,565	1,874,023
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 87,637,816 and 87,410,687 shares outstanding as of June 30, 2017 and December 31, 2016, respectively	878	875
Additional paid-in capital	1,075,448	1,145,760
Accumulated loss	(74,397)	(94,270)
Accumulated other comprehensive loss	(47,048)	(62,367)
Treasury stock, at cost; 115,146 and 110,964 shares of Class A common stock as of June 30, 2017 and December 31, 2016, respectively	(2,597)	(2,500)
Total equity before noncontrolling interest	952,284	987,498
Noncontrolling interest	1,175,430	891,246
Total equity	2,127,714	1,878,744
Total liabilities and equity	$4,404,279	$3,752,767

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue:
Electricity sales	$105,736	$91,370	$204,170	$177,033
Other revenue	2,024	2,068	4,423	4,044
Total revenue	107,760	93,438	208,593	181,077
Cost of revenue:
Project expense	33,405	33,246	62,505	65,327
Transmission costs	4,722	113	4,792	278
Depreciation and accretion	48,518	43,678	92,258	87,089
Total cost of revenue	86,645	77,037	159,555	152,694
Gross profit	21,115	16,401	49,038	28,383
Operating expenses:
General and administrative	11,777	9,265	22,901	17,827
Related party general and administrative	3,576	1,931	7,002	3,828
Total operating expenses	15,353	11,196	29,903	21,655
Operating income	5,762	5,205	19,135	6,728
Other income (expense):
Interest expense	(24,839)	(21,275)	(47,394)	(42,336)
Loss on undesignated derivatives, net	(4,751)	(5,879)	(5,399)	(19,510)
Earnings in unconsolidated investments, net	14,519	7,240	31,395	11,070
Net loss on transactions	(807)	(72)	(1,119)	(39)
Other income, net	(27)	564	553	2,120
Total other expense	(15,905)	(19,422)	(21,964)	(48,695)
Net loss before income tax	(10,143)	(14,217)	(2,829)	(41,967)
Tax provision	4,541	1,429	9,316	2,727
Net loss	(14,684)	(15,646)	(12,145)	(44,694)
Net loss attributable to noncontrolling interest	(28,904)	(12,423)	(32,018)	(17,801)
Net income (loss) attributable to Pattern Energy	$14,220	$(3,223)	$19,873	$(26,893)

Weighted-average number of common shares outstanding
Basic	87,065,591	74,443,901	87,064,110	74,440,950
Diluted	87,217,381	74,443,901	87,257,130	74,440,950
Earnings (loss) per share attributable to Pattern Energy
Class A common stock:
Basic and diluted	$0.16	$(0.04)	$0.23	$(0.36)
Dividends declared per Class A common share	$0.42	$0.39	$0.83	$0.77

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Six months ended June 30,
	2017	2016
Operating activities
Net loss	$(12,145)	$(44,694)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	92,258	87,089
Amortization of financing costs	3,852	3,498
Amortization of debt discount/premium, net	2,227	2,074
Amortization of power purchase agreements, net	1,489	1,507
Loss on derivatives, net	10,331	32,209
Stock-based compensation	2,768	2,777
Deferred taxes	9,149	2,487
Earnings in unconsolidated investments, net	(31,395)	(11,070)
Distributions from unconsolidated investments	31,710	377
Other reconciling items	(1,017)	(965)
Changes in operating assets and liabilities:
Funds deposited by counterparty	9,199	(49,480)
Trade receivables	(7,995)	(3,753)
Prepaid expenses	2,202	3,400
Other current assets	(3,638)	(2,920)
Other assets (non-current)	2,561	1,839
Accounts payable and other accrued liabilities	31,001	(9,631)
Counterparty deposit liability	(9,199)	49,480
Accrued interest	8,569	(178)
Other current liabilities	4,333	(433)
Long-term liabilities	10,648	6,353
Contingent liabilities	275	10
Net cash provided by operating activities	157,183	69,976
Investing activities
Cash paid for acquisitions, net of cash and restricted cash acquired	(170,028)	—
Capital expenditures	(39,087)	(25,953)
Distributions from unconsolidated investments	8,390	31,774
Other assets	7,552	38
Other investing activities	12	(163)
Net cash provided by (used in) investing activities	(193,161)	5,696

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Six months ended June 30,
	2017	2016
Financing activities
Dividends paid	(71,544)	(56,097)
Capital distributions - noncontrolling interest	(9,163)	(8,187)
Payment for deferred financing costs	(7,740)	(134)
Proceeds from revolving credit facility	85,000	20,000
Repayment of revolving credit facility	(205,000)	(40,000)
Proceeds from debt	404,395	—
Repayment of debt	(74,824)	(22,262)
Other financing activities	(3,618)	(1,060)
Net cash provided by (used in) financing activities	117,506	(107,740)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,248	2,017
Net change in cash, cash equivalents and restricted cash	83,776	(30,051)
Cash, cash equivalents and restricted cash at beginning of period	109,371	146,292
Cash, cash equivalents and restricted cash at end of period	$193,147	$116,241
Supplemental disclosures
Cash payments for income taxes	$288	$155
Cash payments for interest expense	$33,666	$36,535
Schedule of non-cash activities
Change in property, plant and equipment	$1,110	$1,302
Change in other assets	$2,492	$—